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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

     McFarland                      Clifford                     E.
________________________________________________________________________________
      (Last)                        (First)                   (Middle)

     13903 Saint Mary's Lane
________________________________________________________________________________
                                    (Street)

     Houston                           TX                      77079
________________________________________________________________________________
      (City)                        (State)                    (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Teletouch Communications, Inc.              TLL
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     November 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________



================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to Purchase  0.872     12/1/99  D(1)           6,667   5/18/96  5/18/05  Comm Stk  6,667            12,664      D
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Option to Purchase  0.24     11/24/01  A(1)    6,667          5/18/96  5/18/05  Comm Stk  6,667            12,664      D
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Option to Purchase  0.872     12/1/99  D(1)             666    6/1/99   6/1/08  Comm Stk    666            12,664      D
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase  0.24     11/24/01  A(1)      666           6/1/99   6/1/08  Comm Stk    666            12,664      D
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase  0.872     12/1/99  D(1)             666    1/4/00   1/4/09  Comm Stk    666            12,664      D
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase  0.24     11/24/01  A(1)      666           1/4/00   1/4/09  Comm Stk    666            12,664      D
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase  0.8125     1/3/00  D(1)             666    1/3/01   1/3/10  Comm Stk    666            12,664      D
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Option to Purchase  0.24     11/24/01  A(1)      666           1/3/01   1/3/10  Comm Stk    666            12,664      D
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Option to Purchase  0.8125     1/2/01  D(1)             666    1/2/02   1/2/10  Comm Stk    666            12,664      D
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase  0.24     11/24/01  A(1)      666           1/2/02   1/2/10  Comm Stk    666            12,664      D
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase  0.24     11/24/01  A       3,333         11/24/02 11/24/11  Comm Stk  3,333            12,664      D
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====================================================================================================================================

Explanation of Responses:
(1) Transaction reflects option repricing

/s/ Clifford E. McFarland                                       12/10/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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